                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Nuveen California Municipal Advantage Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

        333 West Wacker Drive, Chicago, Illinois 60606

Telephone Number (including area code):  (800) 257-8787

Name and address of agent for service of process: Gifford R. Zimmerman, Esq., Vice President and Secretary, Nuveen California Municipal Advantage Fund, 333 West Wacker Drive, Chicago, Illinois 60606 with copies to Janet D. Olsen, Bell, Boyd & Lloyd, Three First National Plaza, Suite 3300, Chicago, Illinois 60602 and Thomas S. Harman, Morgan, Lewis & Bockius LLP, 1800 M. Street, N.W., Washington, D.C. 20036

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes    [_] No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on December 16, 1998.

                              Nuveen California Municipal Advantage Fund



                              /s/ Alan G. Berkshire
                              --------------------------------------------------
                              Alan G. Berkshire, Vice President and Assistant Secretary


                              /s/ Gifford R. Zimmerman
                              --------------------------------------------------
                              Gifford R. Zimmerman, Vice President and
                              Secretary




Attest: /s/ Karen L. Healy
       __________________________
            Karen L. Healy